Exhibit 3.1.b

ARTICLES OF AMENDMENT
OF
FIRST BANCORP

Pursuant to Section 55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Article of Amendment for the purpose of amending its Articles of Incorporation.

1.      The name of the corporation is First Bancorp.

2.      The first sentence of Article IV of the Articles of Incorporation is amended to read as follows:

“The corporation shall have the authority to issue forty million (40,000,000) shares of common stock with no par value and five million (5,000,000) shares of preferred stock with no par value, which shares of preferred stock shall be established by the Board of Directors of the corporation as provided herein in one or more classes or series within a class.”

3.      The foregoing amendment was approved by shareholder action on May 13, 2010, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

4.      These Articles of Amendment shall be effective upon filing.

This the 28th day of May, 2010.

FIRST BANCORP

By:/s/ Anna G. Hollers
Name: Anna G. Hollers
Title: Corporate Secretary

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